Exhibit 5.3

April 13, 2007

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Ladies/Gentlemen:

We have acted as local Wisconsin counsel to CDC Corporation, a Wisconsin corporation (the “Guarantor”), in connection with that certain First Supplemental Indenture dated as of the date hereof (the “Supplemental Indenture”) among the Guarantor, Owens Corning, a Delaware corporation (the “Company”), certain other subsidiaries of the Company and LaSalle Bank National Association, as trustee (the “Trustee”) under that certain Indenture dated as of October 31, 2006 (the “2006 Indenture”) providing for the issuance of 6.50% Senior Notes due 2016 and 7.00% Senior Notes due 2036 (collectively, the “Notes”) among the Company, the guarantors identified therein and the Trustee. The Notes, and the notes to be offered in exchange for an equivalent aggregate principal amount of the Notes (the “Exchange Notes”), are and will be guaranteed by the Guarantor (the “Guarantee”). The 2006 Indenture, as supplemented by the Supplemental Indenture, is referred to herein as the “Indenture.”

In rendering this opinion we have, with your permission, relied on an officer’s certificate as to certain factual matters.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Guarantor is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate of the Wisconsin Department of Financial Institutions (the “Department”): (a) has filed with the Department during its most recently completed year the required annual report; and (b) Articles of Dissolution of the Guarantor have not been filed with the Department.

2. The Guarantor has the corporate power and corporate authority to enter into, and perform its obligations under, the Indenture and the Guarantee.

Owens Corning

Sidley Austin LLP

April 13, 2007

3. The execution and delivery of, and performance by the Guarantor of its obligations under, the Indenture and the Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided solely for the benefit of the addressees hereof in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance of the Exchange Notes. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority without our prior written consent.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”) or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

REINHART BOERNER VAN DEUREN s.c.

BY:	/s/ Benjamin G. Lombard
Benjamin G. Lombard